Exhibit 99.1

News Release

Uranium Resources Reports 2014 Results

CENTENNIAL, Colo., March 19, 2015 — Uranium Resources, Inc. (NASDAQ: URRE) today announced that during 2014, it has reduced mineral property expenses and general and administrative, excluding non-cash stock compensation, to $11.6 million from $14.5 million in 2013 and $16.8 million in 2012.

Christopher M. Jones, President and Chief Executive Officer, said, “We are excited about the year ahead and our expanded scope of business activities, even as we anticipate further reducing the Company’s cash expenditures to an estimated $9.0 million in 2015. We are particularly enthused about our phase one drilling at our new Texas projects. Dependent on exploration success, we will evaluate further work on these properties.”

Commenting further about the Company’s outlook, Mr. Jones added, “Our new Alta Mesa Este, Butler Ranch and Sejita Dome projects in Texas bolster our mid-term goal to attain steady uranium production. This reinforces our strategy of maintaining our licensed Rosita and Kingsville Dome processing facilities on standby for a restart of production when there is a sustained strengthening of uranium prices.”

Business Highlights for 2014 and to Date:

Financial & strategic highlights

•                  In November 2014, the Company enhanced its mid-term path to production, acquiring prospective ISR properties in South Texas through a strategic non-cash asset exchange. The Company recorded a non-cash gain of $2.3 million for the asset exchange.

•                  Net cash used in operating activities decreased by 22% to $12.0 million in 2014 compared with $15.3 million in 2013, as the Company continued to reduce its cash expenditures significantly and achieved its goal during the third quarter 2014 to reduce its monthly cash expenditure rate to less than $1.0 million.

•                  From a cash balance of $1.1 million on December 31, 2013, the Company improved its financial position through several financing mechanisms:

•                  Closed two registered direct offerings of securities in February 2014 and March 2015 for total gross proceeds of $16.3 million;

•                  Drew a total of $5.0 million in 2014 under the 2013 convertible debt facility, increasing the outstanding balance to $8.0 million.

•                  Raised gross proceeds of $3.0 million through an At-The-Market sales agreement in 2014 and through the end of February 2015.

•                  Cash and cash equivalents were approximately $8.9 million immediately after the closing of the registered direct offering on March 6, 2015.

Operational highlights

•                  Operating and mineral property expenses dropped by one third to $3.5 million in 2014 from $5.2 million in 2013.

•                  During 2014, the Company completed three new independent Technical Reports, compliant with the industry standard Canada National Instrument 43-101, on the Cebolleta, Juan Tafoya and Roca Honda projects in New Mexico.

•                  The Company completed pond restoration work at the Kingsville Dome Project and groundwater restoration work at both the Kingsville Dome and Vasquez projects in early 2014.

•                  An enhanced safety accountability program tied to employee performance evaluations was implemented at the Texas operations.

Financial Overview

Mineral property expenses were 33% lower at $3.5 million in 2014 than in 2013. The Company’s net loss of $10.7 million or $(0.44) per share in 2014 compared with a net loss of $20.3 million or $(1.06) per share in 2013. The lower net loss in 2014 was due primarily to a non-cash, mark-to-market gain of $2.9 million in derivatives related to the convertible loan, a non-cash gain for the asset exchange, and reduced mineral property expenses.

Part of the net loss in 2013 was from a $4.1 million non-cash impairment charge of the Company’s long-lived carrying value of some mineral properties, after recognizing a 12% year-over-year decline in the long term uranium price in 2013.

Net cash used in operating activities was $12.0 million in 2014 compared with $15.3 million in 2013. The Company decreased mineral property expenses as a result of the completion of a settling pond clean-out project at the Kingsville Dome Project; lowered land holding costs after rationalizing low potential mineral claims; and decreased general and administrative expenses. All of these measures were indicative of the Company’s ongoing efforts to reduce its annual cash expenditures.

Table 1: Financial Summary (audited)

($ and Shares in 000, Except Per Share and Uranium Price)	2014	2013	Variance
Net Cash Used in Operations	$(12,006)	$(15,340)	-22%
Mineral Property Expenses	3,502	5,215	-33%
General and Administrative	9,132	9,707	-6%
Non-Cash Interest & Fees Incurred on Convertible Loan	840	0	n.a.
Net Loss	$(10,684)	$(20,294)	-47%
Net Loss Per Share	$(0.44)	$(1.06)	-58%
Avg. Weighted Shares Outstanding	24,283	19,191	27%
Uranium Average Spot Price for the Year (source: UxC)	$33.44	$38.44	-13%
Uranium Long-term Price at Year End (source: UxC)	$49.00	$50.00	-2%

At year-end 2014, working capital was $3.8 million, an increase of $5.0 million from a working capital deficit of $1.2 million at year-end 2013. This increase was due to the improvement in the Company’s cash balance.

Cash and cash equivalents were $5.6 million at year-end 2014 and currently total approximately $8.9 million after the closing of the registered direct offering on March 6, 2015. Total shares outstanding, including 4.0 million shares issued in the recent registered direct offering, are currently 29.6 million.

Earlier in March 2015, the Company sold security units in a $6.0 million registered direct offering. Each unit, priced at $1.50, consisted of one common share and a warrant to purchase 0.55 of a common share at an exercise price of $2.00 per whole common share. The warrants are exercisable for five years commencing on September 6, 2015.

The Company utilized its At-The-Market (ATM) sales agreement to sell 955,086 shares for gross proceeds of approximately $3.0 million in 2014 and through the first two months of 2015.

Exploration Update

Since completion of the first phase of exploration at the Butler Ranch Project, the rotary rig is now drilling at the Alta Mesa Project for an approximately 40-hole phase one exploration program along a 1.5-mile target zone. (Please refer to the Company’s news release of February 24, 2015 for further details.)

The drilling program at the Alta Mesa Este Project is expected to be completed during 2Q 2015. URRE is using its own gamma ray/PFN logging equipment and crew to support the rotary drilling contractor.

Operations Update

In early 2014, the Company completed the pond restoration and groundwater restoration at the Kingsville Dome Project and groundwater restoration at the Vasquez Project and is in the required stabilization period at both sites.

The Company has commenced the next phase of reclamation work at the Rosita Project, which entails the plugging of restored well fields. This is expected to be completed in 2Q 2015.

Uranium Market Commentary

In early 2015, news out of Japan reported that their Nuclear Regulatory Agency had approved two Takahama nuclear reactors for restart. In addition, during 4Q 2014, the local governor and prefecture approved the restart of the two Sendai nuclear reactors in Japan.

The weekly average spot price of uranium was $39.25 per pound on March 16, 2015, according to Ux Consulting. The uranium spot price has increased 11% from $35.50 per pound at the end of 2014. The long term uranium price, which increased $4 to $49 per pound in November 2014, remains at that level.

Outlook

As announced in the Company’s February 24, 2015 news release, the Company expects its mineral property and general and administrative cash expenditures, excluding non-cash stock compensation, in 2015 to be approximately $9.0 million, 23% lower than the $11.6 million expended in 2014.

Based on the current business plans including the $0.8 million exploration drilling program, the Company expects that its existing cash funds and the availability of the ATM facility will fund its working capital needs well into 2016.

The Company’s goals for 2015 are to:

•                  Achieve zero lost time incidents,

•                  Complete and evaluate drill results from the phase one exploration drilling programs at Butler Ranch and Alta Mesa Este projects,

•                  Establish the scope and timing for phase two exploration programs,

•                  Achieve the targeted cash expenditure level of $9.0 million, and

•                  Increase shareholder value by adding to our portfolio of quality mineralized material and pursuing opportunistic, value-accretive acquisitions and partnering opportunities.

Conference Call/Webcast Details

The Company is hosting a conference call and webcast to provide a Corporate update today, March 19, 2015, at 11:00 a.m. Eastern time (9:00 a.m. Mountain). The conference call and presentation are also available via a live webcast through the Company’s website, www.uraniumresources.com.

Dial-in Numbers:	+1 (800) 319-4610 (U.S. and Canada)

+1 (604) 638-5340 (International)

Conference ID:	Uranium Resources Conference Call

A replay of the call will be available at the numbers below and on the Company’s website through April 9, 2015.

Replay Numbers:	+1 (800) 319-6413 (U.S. and Canada)

+1 (604) 638-9010 (International)

Code:	1426 followed by the # sign.

About Uranium Resources

Uranium Resources, Inc. was incorporated in 1977 to explore, develop and recover uranium. Uranium Resources has two licensed and currently idled processing facilities and approximately 17,000 acres of prospective in situ recovery (ISR) projects in Texas. In New Mexico, the Company holds a federal Nuclear Regulatory Commission license to recover up to three million pounds of uranium per year using the ISR process at certain properties and controls minerals rights encompassing approximately 195,000 acres in the prolific Grants Mineral Belt in New Mexico, which holds one of the largest known concentrations of sandstone-hosted uranium deposits in the world. The Company acquired these properties along with an extensive uranium information database of historic drill hole logs, assay certificates, maps and technical reports for the Western United States.

Cautionary Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to (i) the timing or occurrence of production at or restoration of the Company’s properties, (ii) future improvements in the demand for and price of uranium, (iii) the adequacy of funding for the Company into 2016, (iv) expected reductions in the Company’s operating expenses and cash spend, (v) the timing, completion and results of exploration drilling at the Company’s projects in South Texas, (vi) additions of reserves and resources, including through acquisitions and partnering opportunities, and (vii) the achievement of zero lost time incidents in 2015 are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, (a) the Company’s ability to raise additional capital in the future; (b) spot price and long-term contract price of uranium; (c) the Company’s ability to reach agreements with current royalty holders; (d) operating conditions at the Company’s projects; (e) government and tribal regulation of the uranium industry and the nuclear power industry; (f) world-wide uranium supply and demand; (g) maintaining sufficient financial assurance in the form of sufficiently collateralized surety instruments; (h) unanticipated geological, processing, regulatory and legal or other problems the Company may encounter; (i) the ability of the Company to enter into and successfully close acquisitions or other material transactions, and other factors which are more fully described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Qualified Person

Dean T. “Ted” Wilton, CPG-7659, Chief Geologist and Vice President of Uranium Resources, is a Qualified Person under Canada National Instrument 43-101. Mr. Wilton supervised the preparation of the scientific and technical information regarding the projects in this news release.

Contact:

Wendy Yang, Investor Relations

(303) 531-0478

info@uraniumresources.com

Learn more about the Company at

www.uraniumresources.com

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